Exhibit 99.1

Twitter Q3 2018 Shareholder Letter

San Francisco, CA

October 25, 2018

Highlights

•

Revenue growth was strong, up 29% year-over-year, reflecting better-than-expected growth across most products and geographies. Strong revenue performance also drove better-than-expected profitability. Excluding the release of deferred tax asset valuation allowances of $683 million, we generated GAAP net income of $106 million, net margin of 14%, adjusted EBITDA of $295 million, and adjusted EBITDA margin of 39%.

•

We made meaningful progress improving the health of the public conversation on Twitter. Our most significant progress in Q3 can be seen in sign-up detection and identifying and challenging potentially automated, spammy, or malicious accounts. We’ve seen a 20% quarter-over-quarter decrease in successful sign-ups since the introduction of these new techniques and believe the majority of this improvement can be attributed to our recent health efforts.

•

DAU grew 9% year-over-year in Q3, despite ongoing health efforts, with double-digit growth in five out of our top 10 global markets. We made a number of product improvements, including adding the ability to stream audio-only broadcasts and making it easier for people to find, follow, watch, and converse around TV programs and live broadcasts.

Revenue growth was strong, up 29% year-over-year, reflecting better-than-expected growth across most products and geographies. Strong revenue performance also drove better-than-expected profitability. Excluding the release of deferred tax asset valuation allowances of $683 million, we generated GAAP net income of $106 million, net margin of 14%, adjusted EBITDA of $295 million, and adjusted EBITDA margin of 39%.

Note that all growth rates referenced below are year-over-year unless otherwise indicated.

Total revenue reached $758 million in Q3, an increase of 29%. Excluding $7 million of TellApart revenue in Q3 of 2017 (its final quarter with reported revenue), total revenue increased 30%.

Total US revenue was $423 million, an increase of 28%. Total international revenue was $335 million, an increase of 30%. We saw broad-based revenue growth across all regions. Japan remains our second largest market, growing 44% and contributing $130 million in Q3.

Total advertising revenue was $650 million, an increase of 29%. Owned and operated (O&O) advertising revenue was $617 million, an increase of 36%. Non-O&O advertising revenue was $33 million, a decrease of 31%. Excluding $7 million of TellApart revenue in Q3 of 2017 (its final quarter with reported revenue), non-O&O advertising revenue decreased approximately $7 million or 18%. Twitter Audience Platform (TAP), which represents the vast majority of our off-network business, tends to have more variable quarterly revenue.

Video ad formats continue to account for more than half of ad revenue, with the Video Website Card increasingly becoming the format of choice when an advertiser launches a campaign to promote a new product or service, demonstrating the progress we’re making as we continue to earn must-buy status with advertisers on campaign launches.

Data licensing and other revenue totaled $108 million, an increase of 25%. We continued to see strong and predictable growth in data and enterprise solutions (DES) driven by new and expanded relationships, as well as steady revenue contribution from MoPub.

Q3 marked our fourth consecutive quarter of GAAP profitability with net income of $789 million, net margin of 104%, and diluted EPS of $1.02. Excluding the release of deferred tax asset valuation allowances of $683 million, we generated Q3 net income of $106 million, net margin of 14%, and diluted EPS of $0.14.

On a non-GAAP basis, Q3 net income was $163 million, representing a non-GAAP net margin of 21% and non-GAAP diluted EPS of $0.21.

Adjusted EBITDA for Q3 was $295 million, or 39% of total revenue. We continue to expect full year adjusted EBITDA margin expansion in 2018 due to the significant margin expansion we’ve delivered year to date. As we continue to grow our headcount toward our year-end target of 10-15% growth (compared to the end of 2017), we expect our operating expense base to continue to increase on an absolute basis in Q4. We added more than 240 people to our team in Q3, and expect to achieve the high end of our headcount growth target by year-end. We’re attracting great people to Twitter who believe in our purpose, and we’re driving investments in our highest priority areas: health, audience and engagement growth, revenue product, ads platform, and sales.

We made meaningful progress improving the health of the public conversation on Twitter. Our most significant progress in Q3 can be seen in sign-up detection and identifying and challenging potentially automated, spammy, or malicious accounts. We’ve seen a 20% quarter-over-quarter decrease in successful sign-ups since the introduction of these new techniques and believe the majority of this improvement can be attributed to our recent health efforts.

In Q3, we made progress preventing spammy or suspicious new account creation by requiring new accounts to confirm either an email address or phone number when they sign up to Twitter, and we improved the detection and removal of previously banned accounts who attempt to evade suspension by creating new accounts.

We also improved how developers access our APIs. These changes enable us to have more visibility and control over how developers use our platform and public data, and are intended to help address spam and platform abuse to help keep the Twitter service safe and secure for everyone.

Protecting the integrity of elections is another essential part of improving the health of the public conversation on Twitter. After launching the Ads Transparency Center in Q2, we made a number of additional updates in Q3 in preparation for upcoming elections, including providing clearer guidance around attributed activity* and the distribution of hacked materials, as well as updates to our rules to better reflect how we identify fake accounts, and what types of inauthentic activity violate our guidelines, along with improvements to our detection and enforcement methodologies. We also launched product improvements designed to help people stay informed and see the best content first with increased support for electoral institutions and our #BeAVoter campaign, which encourages US voters to participate in the upcoming US midterm elections.

* As per the Twitter Rules, if we are able to reliably attribute an account on Twitter to an entity known to violate the Twitter Rules, we will take action on additional accounts associated with that entity. We are expanding our enforcement approach to include accounts that deliberately mimic or are intended to replace accounts we have previously suspended for violating our rules.

DAU grew 9% year-over-year in Q3, despite ongoing health efforts, with double-digit growth in five out of our top 10 global markets. We made a number of product improvements, including adding the ability to stream audio-only broadcasts and making it easier for people to find, follow, watch, and converse around TV programs and live broadcasts.

We continued to make it easier for people to follow events, topics, and interests on Twitter in Q3 by adding support for US TV shows into our new event infrastructure, making it easier for people to find and follow the conversation around their favorite programs. We also put our scalable event infrastructure into action across a number of large consumer technology events, which featured live video of the events along with the Tweets and commentary around the events in one location on Twitter.

Twitter is what’s happening now, and we’re serving the public conversation through text, pictures, live and on-demand video, and now with audio-only broadcasts, allowing people to stay informed, discuss what matters, and inform others, regardless of format. We’ve made it easier to discover amazing content of all kinds on Twitter with launches that support the ability to stream audio-only “radio-like” broadcasts on Twitter and a new feature that highlights live video at the top of the timeline.

Video continues to be an important way to stay informed on Twitter, enabling people and content owners to better share experiences, engage in events, and converse with broader audiences. In Q3, we continued to increase reach and engagement for content owners with 11 new live-streaming, highlight, Amplify, and video-on-demand agreements signed to complement the extensive user-generated and licensed live and on-demand video content already available on Twitter across a number of verticals including sports, news and politics, and entertainment.

Q3’18 FINANCIAL AND OPERATIONAL DETAIL

Revenue

Total revenue reached $758 million in Q3, an increase of 29%. Excluding $7 million of TellApart revenue in Q3 of 2017 (its final quarter with reported revenue), total revenue increased 30%.

Total US revenue was $423 million, an increase of 28%. Total international revenue was $335 million, an increase of 30%. We saw broad-based revenue growth across all regions. Japan remains our second largest market, growing 44% and contributing $130 million in Q3.

Total advertising revenue was $650 million, an increase of 29%. Key results to note:

•

Owned and operated (O&O) advertising revenue was $617 million, an increase of 36%. We continue to see sales momentum with advertisers built around our differentiated ad formats, better relevance, and improved ROI. Our message of delivering increased value to advertisers is resonating around the world, whether they’re launching something new or looking to Twitter to reach the most valuable audiences when they are most receptive.

•

Non-O&O advertising revenue was $33 million, a decrease of 31%. Excluding $7 million of TellApart revenue in Q3 of 2017 (its final quarter with reported revenue), non-O&O advertising revenue decreased approximately $7 million or 18%. TAP, which represents the vast majority of our off-network business, tends to have more variable quarterly revenue.

•	By product, video ad formats continue to account for more than half of ad revenue and remained our fastest-growing ad format in Q3.
•

By region, US advertising revenue totaled $348 million, an increase of 32% compared to 9% in Q2. We believe the better-than-expected growth in the US reflects strong execution across product and sales coupled with fundamentally stronger and more broad-based advertiser demand. International ad revenue grew 26% to $302 million, marked by broad-based revenue growth across all regions.

•

We saw strong broad-based advertiser demand around the World Cup, which as a reminder, took place over the last two weeks of Q2 and the first two weeks of Q3. Because there were more games with more countries represented earlier in the tournament, there were more audience and revenue opportunities in Q2 than Q3. We were pleased with our execution relative to our expectations in Q3 around the World Cup, generating approximately $20 million of revenue in Q3, in line with our expectations for improvement from the 2014 World Cup.

•

By sales channel, large to mid-tier customers continue to represent a sizable majority of our advertising revenue. Our self-serve channel, while considerably smaller, continues to grow. We see a large opportunity in self-serve, which is generally used by smaller and local businesses, with additional product investment needed to fully capitalize on the opportunity to help these businesses reach their customers on Twitter.

Data licensing and other revenue totaled $108 million, an increase of 25%. We continued to see strong and predictable growth in DES driven by new and expanded relationships, as well as steady revenue contribution from MoPub.

Advertising Metrics

Value for advertisers continued to improve in Q3, driven by ongoing ad engagement growth, improved product features, better ad relevance (as measured by clickthrough rates (CTR) and ad engagements), and better pricing.

Total ad engagements increased 50%, resulting from increased demand, continuing mix shift toward video ads, particularly the Video App Card and Video Website Card, and improved CTR, which grew on a year-over-year basis across the majority of ad types as ad relevance continues to improve. CPE decreased 14%, primarily driven by the ongoing mix shift to video ad engagements (which have overall lower CPEs compared to other ad formats). Total yield per impression again improved year-over-year, driven both by a mix shift toward higher yield ad formats as well as higher CTRs across most ad formats.

As we look ahead to the remainder of the year, we remain optimistic about our ability to execute on our priorities and deliver increasing value for advertisers on our platform.

Audience and Engagement

DAU grew 9% in Q3, driven by a combination of organic growth, marketing, and product improvements. We saw double-digit growth in five out of our top 10 global markets as well as in our non-top 10 markets in aggregate, demonstrating another quarter of broad-based growth.

DAU growth was impacted by our ongoing health efforts, both due to how we resourced and prioritized our work and the impact we see on disclosed metrics from ongoing success removing spammy and suspicious accounts. For example, spammy and suspicious sign-ups tend to be more prevalent on the web (vs. mobile), and in Q3, we saw a year-over-year decline in DAU that access Twitter only through the web, whereas DAU that access Twitter through the web and mobile or using only mobile apps continued to grow double digits on a year-over-year basis. These results are an indication of our success in eliminating spammy and suspicious accounts and making it harder to create them through our health work. We will continue our efforts to remove spammy and suspicious accounts from the platform and to prevent their creation in service of a healthier public conversation.

Average MAUs in Q3 were 326 million, a decrease of 4 million year-over-year and a decrease of 9 million quarter-over-quarter, impacted by a number of factors including: GDPR, decisions we have made to prioritize the health of the platform and not move to paid SMS carrier relationships in certain markets, as well as a product change that reduced automated usage and a technical issue that temporarily reduced the number of notifications sent. In aggregate, these factors reduced MAU by approximately 9 million in Q3. As a reminder, MAU removed for health reasons are not typically valuable from an advertising perspective and people accessing Twitter only through SMS do not see ads. Our DAU/MAU ratio remains well below 50% and spammy and suspicious accounts continue to represent less than 5% of MAU in Q3.

By region:

•	Average US MAUs were 67 million for Q3, compared to 69 million in the same period of the previous year and compared to 68 million in the previous quarter.
•	Average international MAUs were 259 million for Q3, compared to 260 million in the same period of the previous year and compared to 267 million in the previous quarter.

Looking ahead, we expect to see a sequential decline in MAU in Q4 given our ongoing health work, decisions not to renew or move to paid SMS carrier relationships in certain markets, and our decision to allocate resources towards GDPR and health. Based on our current level of visibility, we expect the decline to be mid-single-digit millions of MAU. As a reminder, DAU growth continues to be the best measure of our success in driving the use of Twitter as a daily utility.

Expenses

Total GAAP costs and expenses grew 14% in Q3 to $666 million, reflecting 14% growth in headcount, additional revenue share expenses related to video content, and increased infrastructure expense, partially offset by decreases in stock-based compensation (SBC) expense. On a non-GAAP basis, total costs and expenses increased 22% in Q3 to $570 million. Traffic acquisition costs (TAC) were approximately $15 million in Q3, a decrease of 35% due to the TellApart deprecation and ongoing variability in our TAP revenue.

SBC totaled $92 million, or 12% of total revenue, compared to $101 million, or 17% of total revenue for the same period last year. We continued to grow headcount, ending the quarter with more than 3,800 employees. As we grow our headcount toward our year-end target of 10-15%, we expect our expense base to continue to increase on an absolute basis in Q4. We expect to achieve the high end of our headcount growth target, as we continue to prioritize investments in health, audience and engagement growth, our revenue product, ads platform, and salesforce.

Profitability

Q3 marked our fourth consecutive quarter of GAAP profitability with net income of $789 million, net margin of 104%, and diluted EPS of $1.02. Excluding the release of deferred tax asset valuation allowances of $683 million, we generated Q3 net income of $106 million, net margin of 14%, and diluted EPS of $0.14. Last year, we reported a GAAP net loss of $21 million, net margin of (4%), and diluted EPS of ($0.03). Please note that going forward, as a result of the US Tax Act, our GAAP tax rate will be higher than our tax rate for our actual cash tax liabilities until we utilize all of our net operating loss carryforwards. Due to the mechanics of the Global Intangible Low-Taxed Income (GILTI) provisions, we will continue to calculate GAAP taxes on worldwide earnings in the US without the benefit of foreign taxes paid.

On a non-GAAP basis, Q3 net income was $163 million or a non-GAAP net margin of 21%, and non-GAAP diluted EPS was $0.21. This compares to non-GAAP net income of $78 million, a non-GAAP net margin of 13%, and non-GAAP diluted EPS of $0.10 in the same period of the prior year. As a result of the US Tax Act, the blended US federal and state statutory tax rate used to calculate our reported non-GAAP provisions for income taxes decreased from 37% to 24% beginning in Q1 2018. Approximately $28 million of the $85 million year-over-year increase in non-GAAP net income resulted from this change.

Adjusted EBITDA for Q3 was $295 million, or 39% of total revenue. This compares to $207 million, or 35% of total revenue, in the same period of the previous year. Both adjusted EBITDA and adjusted EBITDA margins were above our guidance ranges due to better-than-expected revenue. We continue to expect full year adjusted EBITDA margin expansion in 2018 due to the significant margin expansion we’ve delivered year to date.

Balance Sheet and Statement of Cash Flows

We ended the quarter with approximately $6 billion in cash, cash equivalents, and marketable securities. GAAP net cash provided by operating activities in the quarter was $444 million, an increase from $204 million in the same period last year.

Capital expenditures totaled $117 million, compared to $64 million in the same period last year. We continue to invest in infrastructure to support our product priorities. Our adjusted free cash flow for Q3 was $327 million, compared to $176 million in the same period last year. The higher free cash flow in Q3 was in part driven by a one-time refund of prepaid employment taxes of $119M.

Outlook

For Q4, we expect:

•	Adjusted EBITDA to be between $320 million and $340 million
•	Adjusted EBITDA margin to be between 39% and 40%
•	Capital expenditures to be between $60 million and $85 million
•	Stock-based compensation expense to be in the range of $85 million to $90 million

Note that our outlook for Q4 reflects foreign exchange rates as of October 15, 2018.

For more information regarding the non-GAAP financial measures discussed in this letter, please see "Non-GAAP Financial Measures" and "Reconciliation of GAAP to Non-GAAP Financial Measures" below. Guidance for adjusted EBITDA and adjusted EBITDA margin excludes stock-based compensation expense, depreciation and amortization expense, interest and other expense, net, provision (benefit) for income taxes, restructuring charges, and one-time nonrecurring gain. We have not reconciled adjusted EBITDA guidance to projected GAAP net income (loss) because we do not provide guidance on GAAP net income (loss) or the reconciling items between adjusted EBITDA and GAAP net income (loss), other than stock-based compensation expense, as a result of the uncertainty regarding, and the potential variability of, certain of these items. Accordingly, a reconciliation of the non-GAAP financial measure guidance to the corresponding GAAP measure is not available without unreasonable effort.

Appendix

Third Quarter Webcast and Conference Call Details

Twitter will host a conference call today, Thursday, October 25, 2018, at 5am Pacific Time (8am Eastern Time) to discuss financial results for the third quarter of 2018. The company will be following the conversation about the earnings announcement on Twitter. To have your questions considered during the Q&A, Tweet your question to @TwitterIR using #TWTR. To listen to a live audio webcast, please visit the company’s Investor Relations page at investor.twitterinc.com. Twitter has used, and intends to continue to use, its Investor Relations website and the Twitter accounts of @jack, @nedsegal, @Twitter, and @TwitterIR as means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.

Fourth Quarter and Full Year 2018 Earnings Release Details

Twitter will release financial results for the fourth quarter and full year of 2018 on February 7, 2019, before the market opens at approximately 4am Pacific Time (7am Eastern Time). On the same day, Twitter will host a conference call to discuss those financial results at 5am Pacific Time (8am Eastern Time).

About Twitter, Inc. (NYSE: TWTR)

Twitter is what’s happening in the world and what people are talking about right now. From breaking news and entertainment to sports, politics, and everyday interests, see every side of the story. Join the open conversation. Watch live-streaming events. Available in more than 40 languages around the world, the service can be accessed via twitter.com, an array of mobile devices, and SMS. For more information, please visit about.twitter.com, follow @Twitter, and download both the Twitter and Periscope apps at twitter.com/download and periscope.tv.

Forward-Looking Statements

This letter to shareholders contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or Twitter's future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates,” “going to,” "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these words or other similar terms or expressions that concern Twitter's expectations, strategy, priorities, plans, or intentions. Forward-looking statements in this letter to shareholders include, but are not limited to, statements regarding Twitter’s future financial and operating performance, including its outlook and guidance; Twitter’s expectations regarding its strategies, product, and business plans, including its priorities, areas of geographic growth, product initiatives, and product experiments; strategies for improving the health of the platform, increasing shareholder value, and improving safety; the development of, investment in, and demand for content (from content partners and users), its products, product features, and services, including video and audio, and the impact thereof on its business; machine learning and data and enterprise solutions; the behavior of Twitter’s users, content partners, and advertisers; Twitter’s expectations regarding the growth of its revenue, including the drivers of such growth, profitability , audience and engagement (including, in each case, any potential impact of its information quality efforts, GDPR, potential changes to carrier relationships and other operational decisions), monetization, advertiser base and spending, headcount growth targets, application of its abuse rules, allocation of resources, execution by its sales and operating teams. Twitter's expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the possibility that: Twitter's user base and engagement do not grow or decline; Twitter’s strategies, priorities, or plans take longer to execute than anticipated; Twitter's new products and product features do not meet expectations; advertisers reduce or discontinue their spending on Twitter; data partners reduce or discontinue their purchases of data licenses from Twitter; and Twitter experiences expenses that exceed its expectations. The forward-looking statements contained in this letter to shareholders are also subject to other risks and uncertainties, including those more fully described in Twitter's Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, and June 30, 2018, each filed with the Securities and Exchange Commission. Additional information will also be set forth in Twitter's Quarterly Report on Form 10-Q for the quarter ended September 30, 2018. The forward-looking statements in this letter to shareholders are based on information available to Twitter as of the date hereof, and Twitter disclaims any obligation to update any forward-looking statements, except as required by law.

Non-GAAP Financial Measures

To supplement Twitter's financial information presented in accordance with generally accepted accounting principles in the United States of America, or GAAP, Twitter considers certain financial measures that are not prepared in accordance with GAAP, including revenue excluding foreign exchange effect, advertising revenue excluding foreign exchange effect, data licensing and other revenue excluding foreign exchange effect, adjusted EBITDA, non-GAAP net income, non-GAAP costs and expenses, non-GAAP income before income taxes, non-GAAP provision for income taxes, adjusted EBITDA margin, non-GAAP net margin, non-GAAP diluted EPS, and adjusted free cash flow. Twitter defines adjusted EBITDA as net income (loss) adjusted to exclude stock-based compensation expense, depreciation and amortization expense, interest and other expense, net, provision (benefit) for income taxes, restructuring charges, and one-time nonrecurring gain; Twitter defines non-GAAP net income as net income (loss) adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash interest expense related to convertible notes, non-cash expense related to acquisitions, impairment of investments in privately held companies, restructuring charges, and one-time nonrecurring gain, and adjustment to income tax expense based on the non-GAAP measure of profitability using Twitter’s blended US federal and state statutory tax rate. Twitter defines non-GAAP costs and expenses as total costs and expenses adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash expense related to acquisitions, restructuring charges, and one-time nonrecurring gain; Twitter defines non-GAAP income before income taxes as income (loss) before income taxes adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash interest expense related to convertible notes, non-cash expense related to acquisitions, impairment of investments in privately held companies, restructuring charges, and one-time nonrecurring gain; and Twitter defines non-GAAP provision for income taxes as the current and deferred income tax expense commensurate with the non-GAAP measure of profitability using Twitter’s blended US federal and state statutory tax rate. Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by revenue. Non-GAAP net margin is calculated by dividing non-GAAP net income by revenue. Non-GAAP diluted EPS is calculated by dividing non-GAAP net income by non-GAAP share count. Non-GAAP share count is GAAP share count plus potential common stock instruments such as stock options, RSUs, shares to be purchased under employee stock purchase plan, unvested restricted stock, the conversion feature of convertible senior notes, and warrants. Adjusted free cash flow is GAAP net cash provided by operating activities less capital expenditures (i.e., purchases of property and equipment including equipment purchases that were financed through capital leases, less proceeds received from disposition of property and equipment). In order to present revenue excluding foreign exchange effect, advertising revenue excluding foreign exchange effect and data licensing and other revenue excluding foreign exchange effect for the quarter ended September 30, 2018, Twitter translated the applicable measure using the prior year's monthly exchange rates for its settlement currencies other than the US dollar, which Twitter believes is a useful metric that facilitates comparison to its historical performance. Twitter is presenting these non-GAAP financial measures to assist investors in seeing Twitter's operating results through the eyes of management, and because it believes that these measures provide an additional tool for investors to use in comparing Twitter's core business operating results over multiple periods with other companies in its industry.

Twitter uses the non-GAAP financial measures of revenue excluding foreign exchange effect, advertising revenue excluding foreign exchange effect, data licensing and other revenue excluding foreign exchange effect, adjusted EBITDA, non-GAAP net income, non-GAAP costs and expenses, non-GAAP income before income taxes, non-GAAP provision for income taxes, adjusted EBITDA margin, non-GAAP net margin, and non-GAAP diluted EPS in evaluating its operating results and for financial and operational decision-making purposes. Twitter believes that adjusted EBITDA, non-GAAP net income, non-GAAP costs and expenses, non-GAAP net margin, adjusted EBITDA margin, and non-GAAP diluted EPS help identify underlying trends in its business that could otherwise be masked by the effect of the expenses and one-time gains or charges that it excludes in adjusted EBITDA, non-GAAP net income, non-GAAP costs and expenses, adjusted EBITDA margin, non-GAAP net margin, and non-GAAP diluted EPS. Twitter also believes that revenue excluding foreign exchange effect, advertising revenue excluding foreign exchange effect, data licensing and other revenue excluding foreign exchange effect, adjusted EBITDA, non-GAAP net income, non-GAAP net margin, non-GAAP costs and expenses, adjusted EBITDA margin, and non-GAAP diluted EPS provide useful information about its operating results, enhance the overall understanding of Twitter's past performance and future prospects, and allow for greater transparency with respect to key metrics used by Twitter's management in its financial and operational decision-making. Twitter uses these measures to establish budgets and operational goals for managing its business and evaluating its performance. In addition, Twitter believes that adjusted free cash flow provides useful information to management and investors about the amount of cash from operations and that it is typically a more conservative measure of cash flows. However, adjusted free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of its ability to fund its cash needs. Twitter also presents revenue without the effects of TellApart, which has been fully deprecated and no longer contributes to revenue, as well as net income, net margin, and diluted EPS without the effect of the release of a deferred tax asset valuation allowance as such amount is non-operating.

These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly titled measures presented by other companies.

Contacts

Investors: Cherryl Valenzuela ir@twitter.com	Press: Brandon Borrman press@twitter.com

TWITTER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$1,928,929	$1,638,413
Short-term investments	4,027,614	2,764,689
Accounts receivable, net	621,943	664,268
Prepaid expenses and other current assets	141,274	254,514
Total current assets	6,719,760	5,321,884
Property and equipment, net	904,027	773,715
Intangible assets, net	44,810	49,654
Goodwill	1,227,939	1,188,935
Deferred tax assets, net	765,708	10,455
Other assets	83,948	67,834
Total assets	$9,746,192	$7,412,477
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$116,685	$170,969
Accrued and other current liabilities	380,567	327,333
Convertible notes, short-term	884,435	—
Capital leases, short-term	75,959	84,976
Total current liabilities	1,457,646	583,278
Convertible notes, long-term	1,710,065	1,627,460
Capital leases, long-term	37,371	81,308
Deferred and other long-term tax liabilities, net	20,732	13,240
Other long-term liabilities	67,806	59,973
Total liabilities	3,293,620	2,365,259
Stockholders’ equity:
Common stock	4	4
Additional paid-in capital	8,225,037	7,750,522
Accumulated other comprehensive loss	(63,093)	(31,579)
Accumulated deficit	(1,709,376)	(2,671,729)
Total stockholders’ equity	6,452,572	5,047,218
Total liabilities and stockholders’ equity	$9,746,192	$7,412,477

TWITTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenue	$758,111	$589,633	$2,133,523	$1,711,739
Costs and expenses
Cost of revenue	243,644	210,016	696,652	643,263
Research and development	150,764	136,115	412,684	408,014
Sales and marketing	193,496	172,957	559,587	527,847
General and administrative	78,339	63,266	218,183	203,973
Total costs and expenses	666,243	582,354	1,887,106	1,783,097
Income (loss) from operations	91,868	7,279	246,417	(71,358)
Interest expense	(38,336)	(26,732)	(95,333)	(78,537)
Interest income	36,067	12,028	74,208	31,034
Other expense, net	(2,341)	(10,106)	(8,285)	(70,110)
Income (loss) before income taxes	87,258	(17,531)	217,007	(188,971)
Provision (benefit) for income taxes	(701,921)	3,564	(733,286)	10,171
Net income (loss)	$789,179	$(21,095)	$950,293	$(199,142)
Net income (loss) per share:
Basic	$1.04	$(0.03)	$1.26	$(0.27)
Diluted	$1.02	$(0.03)	$1.23	$(0.27)
Weighted-average shares used to compute net income (loss) per share:
Basic	756,537	736,515	752,233	729,626
Diluted	776,002	736,515	771,511	729,626

TWITTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Cash flows from operating activities
Net income (loss)	$789,179	$(21,095)	$950,293	$(199,142)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	111,947	97,492	314,775	303,347
Stock-based compensation expense	91,606	100,959	244,341	331,352
Amortization of discount on convertible notes	30,878	20,355	74,909	59,644
Changes in bad debt provision	336	(1,329)	1,221	26
Deferred income taxes	(22,475)	(575)	(23,072)	(1,343)
Deferred tax assets valuation allowance release	(683,606)	—	(725,294)	—
Impairment of investments in privately-held companies	—	7,439	3,000	62,439
Other adjustments	(3,115)	3,576	(7,059)	(1,278)
Changes in assets and liabilities, net of assets acquired and liabilities assumed from acquisitions:
Accounts receivable	(11,579)	22,572	35,389	155,598
Prepaid expenses and other assets	123,536	6,009	103,234	4,353
Accounts payable	(5,762)	(842)	(22,590)	(14,458)
Accrued and other liabilities	22,954	5,386	58,565	(67,436)
Net cash provided by operating activities	443,899	239,947	1,007,712	633,102
Cash flows from investing activities
Purchases of property and equipment	(120,372)	(36,076)	(409,913)	(120,583)
Proceeds from sales of property and equipment	3,671	1,493	8,127	2,783
Purchases of marketable securities	(2,063,444)	(442,070)	(4,054,312)	(2,020,115)
Proceeds from maturities of marketable securities	1,134,690	562,091	2,750,427	2,023,778
Proceeds from sales of marketable securities	19,759	1	42,131	108,818
Proceeds from sales of long-lived assets	—	—	—	35,000
Business combinations, net of cash acquired	(1,068)	—	(33,572)	—
Other investing activities	—	(396)	(2,175)	(10,927)
Net cash provided by (used in) investing activities	(1,026,764)	85,043	(1,699,287)	18,754
Cash flows from financing activities
Proceeds from issuance of convertible notes	—	—	1,150,000	—
Purchases of convertible note hedges	—	—	(267,950)	—
Proceeds from issuance of warrants concurrent with note hedges	—	—	186,760	—
Debt issuance costs	(1,753)	—	(13,483)	—
Taxes paid related to net share settlement of equity awards	(6,820)	(2,026)	(16,180)	(7,049)
Payments of capital lease obligations	(22,222)	(25,535)	(69,504)	(80,685)
Proceeds from exercise of stock options	154	541	3,251	7,872
Proceeds from issuances of common stock under employee stock purchase plan	—	—	16,337	14,019
Net cash provided by (used in) financing activities	(30,641)	(27,020)	989,231	(65,843)
Net increase (decrease) in cash, cash equivalents and restricted cash	(613,506)	297,970	297,656	586,013
Foreign exchange effect on cash, cash equivalents and restricted cash	(2,697)	358	(15,211)	8,798
Cash, cash equivalents and restricted cash at beginning of period	2,572,505	1,324,116	1,673,857	1,027,633
Cash, cash equivalents and restricted cash at end of period	$1,956,302	$1,622,444	$1,956,302	$1,622,444
Supplemental disclosures of non-cash investing and financing activities
Common stock issued in connection with acquisitions	$—	$—	$19,165	$—
Equipment purchases under capital leases	$—	$29,707	$16,086	$100,633
Changes in accrued property and equipment purchases	$(36,171)	$(21,674)	$(28,617)	$(23,521)
Reconciliation of cash, cash equivalents and restricted cash as shown in the consolidated statements of cash flows
Cash and cash equivalents	$1,928,929	$1,586,558	$1,928,929	$1,586,558
Restricted cash included in prepaid expenses and other current assets	1,690	8,616	1,690	8,616
Restricted cash included in other assets	25,683	27,270	25,683	27,270
Total cash, cash equivalents and restricted cash	$1,956,302	$1,622,444	$1,956,302	$1,622,444

TWITTER, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Non-GAAP net income and net income per share:
Net income (loss)	$789,179	$(21,095)	$950,293	$(199,142)
Exclude: Provision (benefit) for income taxes	(701,921)	3,564	(733,286)	10,171
Income (loss) before income taxes	87,258	(17,531)	217,007	(188,971)
Stock-based compensation expense	91,606	100,959	244,341	331,352
Amortization of acquired intangible assets	4,380	11,077	14,198	41,608
Non-cash interest expense related to convertible notes	30,878	20,355	74,909	59,644
Impairment of investments in privately-held companies	—	7,439	3,000	62,439
Restructuring charges and one-time nonrecurring gain	(18)	1,269	(1,266)	(8,529)
Non-GAAP income before income taxes	214,104	123,568	552,189	297,543
Non-GAAP provision for income taxes (1)	51,386	45,720	132,526	110,091
Non-GAAP net income	$162,718	$77,848	$419,663	$187,452
GAAP basic shares	756,537	736,515	752,233	729,626
Dilutive equity awards (2)	19,465	8,388	19,278	8,426
Non-GAAP diluted shares (3)	776,002	744,903	771,511	738,052
Non-GAAP diluted net income per share	$0.21	$0.10	$0.54	$0.25
Adjusted EBITDA:
Net income (loss)	$789,179	$(21,095)	$950,293	$(199,142)
Stock-based compensation expense	91,606	100,959	244,341	331,352
Depreciation and amortization expense	111,947	97,492	314,775	303,347
Interest and other expense, net	4,610	24,810	29,410	117,613
Provision (benefit) for income taxes	(701,921)	3,564	(733,286)	10,171
Restructuring charges and one-time nonrecurring gain	(18)	1,269	(1,266)	(8,529)
Adjusted EBITDA	$295,403	$206,999	$804,267	$554,812
Stock-based compensation expense by function:
Cost of revenue	$4,247	$5,625	$12,384	$17,830
Research and development	53,195	57,174	140,210	185,185
Sales and marketing	19,634	22,433	52,681	68,216
General and administrative	14,530	15,727	39,066	60,121
Total stock-based compensation expense	$91,606	$100,959	$244,341	$331,352
Amortization of acquired intangible assets by function:
Cost of revenue	$3,915	$8,621	$12,803	$24,670
Sales and marketing	465	2,456	1,395	16,938
Total amortization of acquired intangible assets	$4,380	$11,077	$14,198	$41,608
Restructuring charges and one-time nonrecurring gain by function:
Cost of revenue	$(1)	$79	$(78)	$179
Research and development	(6)	440	(425)	(11,088)
Sales and marketing	(7)	498	(514)	1,779
General and administrative	(4)	252	(249)	601
Total restructuring charges and one-time nonrecurring gain	$(18)	$1,269	$(1,266)	$(8,529)
Non-GAAP costs and expenses:
Total costs and expenses	$666,243	$582,354	$1,887,106	$1,783,097
Less: stock-based compensation expense	(91,606)	(100,959)	(244,341)	(331,352)
Less: amortization of acquired intangible assets	(4,380)	(11,077)	(14,198)	(41,608)
Less: restructuring charges and one-time nonrecurring gain	18	(1,269)	1,266	8,529
Total non-GAAP costs and expenses	$570,275	$469,049	$1,629,833	$1,418,666
Adjusted free cash flow:
Net cash provided by operating activities	$443,899	$239,947	$1,007,712	$633,102
Less: purchases of property and equipment	(120,372)	(36,076)	(409,913)	(120,583)
Plus: proceeds from sales of property and equipment	3,671	1,493	8,127	2,783
Less: equipment purchases under capital leases	—	(29,707)	(16,086)	(100,633)
Adjusted free cash flow	$327,198	$175,657	$589,840	$414,669

(1) As a result of the Tax Act, the blended US federal and state statutory tax rate used to calculate our reported non-GAAP provisions for income taxes decreased from 37% to 24% beginning in the first quarter of 2018.

(2) Gives effect to potential common stock instruments such as stock options, RSUs, shares to be issued under ESPP, unvested restricted stocks and warrants. There is no dilutive effect of the notes or the related hedge and warrant transactions.

(3) GAAP dilutive shares are the same as non-GAAP dilutive shares for the three and nine months ended September 30, 2018.

TWITTER, INC.
RECONCILIATION OF GAAP REVENUE TO NON-GAAP CONSTANT CURRENCY REVENUE
(In millions)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenue, advertising revenue and data licensing and other revenue excluding foreign exchange effect:
Revenue	$758	$590	$2,134	$1,712
Foreign exchange effect on 2018 revenue using 2017 rates	5		(16)
Revenue excluding foreign exchange effect	$763		$2,118
Revenue year-over-year change percent	29%		25%
Revenue excluding foreign exchange effect year-over-year change percent	29%		24%

Advertising revenue	$650	$503	$1,826	$1,466
Foreign exchange effect on 2018 advertising revenue using 2017 rates	5		(16)
Advertising revenue excluding foreign exchange effect	$655		$1,810
Advertising revenue year-over-year change percent	29%		25%
Advertising revenue excluding foreign exchange effect year-over-year change percent	30%		24%

Data licensing and other revenue	$108	$87	$308	$246
Foreign exchange effect on 2018 data licensing and other revenue using 2017 rates	—		—
Data licensing and other revenue excluding foreign exchange effect	$108		$308
Data licensing and other revenue year-over-year change percent	25%		25%
Data licensing and other revenue excluding foreign exchange effect year-over-year change percent	25%		25%